UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: December 21, 2018
(Date of earliest event reported)
_______________________
(Exact name of registrant as specified in its charter)
_______________________

Delaware	001-35049	84-0592823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)
(281) 298-4246
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 1.02 of this Form 8-K is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed in its Current Report on Form 8-K filed on October 17, 2018 with the U.S. Securities and Exchange Commission (the “SEC”), on October 17, 2018, Earthstone Energy, Inc. (the “Company”), Earthstone Energy Holdings, LLC (“EEH”) and Sabalo Holdings, LLC (“Sabalo Holdings”) entered into a contribution agreement (the “Contribution Agreement”) which provided for the contribution by Sabalo Holdings of all its interests in Sabalo Energy, LLC (“Sabalo Energy”) and Sabalo Energy, Inc. to EEH (the “Sabalo Acquisition”). On December 21, 2018, the Company, EEH and Sabalo Holdings entered into a termination agreement (the “Termination Agreement”), pursuant to which the parties mutually terminated the Contribution Agreement.

The Company and EEH, and Sabalo Holdings also agreed to release each other from certain claims and liabilities arising out of or related to the Contribution Agreement or the transactions contemplated therein or thereby. Pursuant to the Termination Agreement, EEH will reimburse Sabalo Holdings for certain transaction related expenses, estimated to be at least $1.6 million, which may be increased by up to $500,000 if it is determined in the next 60 days that Sabalo Holdings’ actual expenses exceeded the estimated amount. EEH will also reimburse Sabalo Holdings for the payment of $1.0 million to Shad Permian, LLC (“Shad”) to terminate the Letter Agreement dated October 17, 2018 by and among Sabalo Holdings, Sabalo Energy and Shad. Other than the foregoing, pursuant to the Termination Agreement, each party agrees to bear its own costs, fees and expenses in connection with Contribution Agreement and the transactions contemplated thereby. The parties also agreed to certain mutual non-compete provisions.

On December 21, 2018, the Support and Standstill Agreement dated October 17, 2018 by and among the Company, EEH, Sabalo Holdings and EnCap Investments L.P. (“EnCap”) terminated in accordance with its terms as a result of the termination of the Contribution Agreement.

In addition, on December 21, 2018, the Securities Purchase Agreement dated October 17, 2018 (the “Securities Purchase Agreement”) between the Company and EIG ESTE Equity Aggregator, L.P. (“EIG”) terminated in accordance with its terms as a result of the termination of the Contribution Agreement. Pursuant to the terms of the Securities Purchase Agreement, the Company agreed upon the termination of the Securities Purchase Agreement (a) that during the 12 months after such termination it will not (i) acquire any of the assets of Sabalo, (ii) sell any shares of preferred stock of the Company, or (iii) enter into an agreement to do any of the foregoing; and (b) to pay a termination fee to EIG in the amount of $3.4 million and reimburse EIG for expenses up to $750,000.

The foregoing descriptions of the Contribution Agreement and the Termination Agreement are not complete and are subject to and qualified in their entirety by reference to the full text of the Contribution Agreement, which was filed as an exhibit to Company’s Current Report on Form 8-K filed on October 17, 2018, and the full text of the Termination Agreement, a copy of which is included as Exhibit 10.1 hereto, each of which are incorporated herein by reference.

Item 7.01Regulation FD Disclosure.

On December 21, 2018, the Company issued a press release announcing the termination of the pending acquisition by the Company of Sabalo Energy under the Contribution Agreement and the cancellation of the special meeting of stockholders of the Company that was scheduled to be held on January 3, 2019, at the offices of the Company, located at 1400 Woodloch Forest Dr., Suite 300, The Woodlands, Texas 77380 (the “Special Meeting”). A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 8.01 Other Events.

On December 21, 2018, the Board of Directors (the “Board”) of the Company determined to cancel the Special Meeting. The Special Meeting was scheduled to consider and vote upon the matters contemplated by the Contribution Agreement. Since the Contribution Agreement has been terminated, the Special Meeting is unnecessary.

On December 21, 2018, the commitment letter dated October 17, 2018 (the “Commitment Letter”) by and among EEH, Wells Fargo Bank, National Association, Royal Bank of Canada, SunTrust Bank, BOKF, NA, and PNC Bank National Association (collectively, the “Banks”) terminated as a result of the termination of the Contribution Agreement. EEH has agreed to reimburse the Banks for their expenses in the amount of approximately $600,000.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Termination Agreement dated December 21, 2018 by and among Earthstone Energy, Inc., Earthstone Energy Holdings, LLC and Sabalo Holdings, LLC.
99.1	Press Release dated December 21, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHSTONE ENERGY, INC.

Date: December 21, 2018	By:	/s/ Tony Oviedo
Tony Oviedo
Executive Vice President - Accounting and Administration